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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE
CONTACT:
Fran Barsky
Investor Relations Manager
Cree, Inc.
(T) 919-313-5397
(F) 919-313-5452
email: fran_barsky@cree.com

                      CREE COMPLETES ACQUISITION OF ULTRARF
                 SEMICONDUCTOR DIVISION OF SPECTRIAN CORPORATION

Durham, NC, January 2, 2001 - Cree, Inc. (Nasdaq: CREE) today announced it completed the acquisition of UltraRF, formerly a division of Spectrian Corporation (Nasdaq: SPCT) on December 29, 2000. UltraRF designs, manufactures and markets a complete line of LDMOS and bipolar radio frequency (RF) power semiconductors, the critical component utilized in building power amplifiers for wireless infrastructure applications. UltraRF, which will operate as a wholly-owned Cree subsidiary, plans to expand its product offerings to include RF power semiconductors based on Cree's proprietary silicon carbide (SiC) technology.

At closing, Cree's UltraRF subsidiary acquired the assets of the UltraRF business from Spectrian and assumed certain liabilities of the business. In exchange, Cree issued to Spectrian 1,815,402 shares of Cree common stock plus additional Cree shares worth $30 million. In addition, UltraRF entered into a two-year supply agreement with Spectrian under which Spectrian will purchase UltraRF products representing a significant portion of its anticipated needs. Cree, UltraRF and Spectrian also entered into a one-year development agreement under which Cree and UltraRF will work to develop high gain driver modules and high efficiency power modules based on LDMOS materials and high power MESFET components based on SiC materials. The acquisition will be accounted for as a purchase transaction.

Neal Hunter, Chairman and CEO stated, "The combination of UltraRF and Cree enables us to offer customers a range of high performance RF power components. It gives us a broad technology platform, with LDMOS, SiC and gallium nitride
(GaN) capabilities unmatched in the industry today, from which to develop new RF and microwave devices. The acquisition also strengthens Cree by adding a new source of product revenues and by providing additional design, packaging and distribution capabilities for our SiC-based products and the new SiC and GaN-based devices we have under development."

North Carolina-based Cree, Inc. develops and manufactures semiconductor materials and devices based on silicon carbide (SiC), gallium nitride (GaN) and related compounds. The company's products include blue and green LEDs, RF power transistors for use in wireless infrastructure applications, SiC crystals used in the production of unique gemstones and SiC wafers sold for use in research and development. Cree has new product initiatives based on its experience in SiC and GaN-based semiconductors, including blue laser diodes for optical storage applications, high frequency microwave devices for radar and other communications systems, and power devices for power conditioning and switching. For more information on Cree, visit http://www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including our ability to integrate the operations of the combined companies successfully, the risk that the combined companies may not achieve the results expected, the risk that the costs of integrating the companies may be greater than expected, continued growth in wireless communication and pauses in such growth as are periodically experienced in the market, our ability to manufacture new or existing products in sufficient quantity or quality, worldwide economic conditions and other factors discussed in our report on Form 10-K for the year ended June 25, 2000 and subsequent reports filed with the Securities and Exchange Commission.